Exhibit 99.1

CONSENT OF CUSHMAN & WAKEFIELD, S. DE R.L. DE C.V.

We hereby consent to the use of our name in the Registration Statement on Form F-1 of Corporación Inmobiliaria Vesta, S.A.B. de C.V. and any amendments thereto (the “Registration Statement”) and the references to and information contained in the appraisal reports of Cushman & Wakefield, S. de R.L. de C.V. prepared for Corporación Inmobiliaria Vesta, S.A.B. de C.V., wherever appearing in the Registration Statement, including but not limited to our company under the headings “Presentation of Financial and Other Information,” “Summary” and “Business” in the Registration Statement.

Dated: December 5, 2023

Cushman & Wakefield, S. de R.L. de C.V.

By:	/s/ Victor Lachica
Name:	Victor Lachica
Title:	President and General Manager